FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES BOARD OF DIRECTORS CHANGES

CRANBURY, New Jersey – (January 29, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced that Dr. Kim Ann Mink, Chief Executive Officer and President, has been appointed to the Board of Directors of Innophos, effective immediately.

“We are pleased to formally welcome Dr. Mink to the Company’s Board of Directors,” commented Gary Cappeline, Innophos’ lead independent director. “Since joining Innophos just over a month ago, she has quickly immersed herself within the Company and has worked closely with the Board and the senior management team to chart a new path for the Company. We look forward to her leadership and insights as a member of the Board.”

In addition, pursuant to the previously announced transition agreement, which the Company deems complete, Randy Gress has resigned from the Board. Gary Cappeline, Innophos’ lead independent director, will be assuming chairmanship duties at Innophos board meetings until a new chairperson is named.

Mr. Cappeline continued, “On behalf of the Board, I would like to thank Randy Gress for his service to Innophos since the Company’s formation in 2004. We wish him all the best in his well-deserved retirement.”

About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information

Innophos Holdings, Inc.
(609) 366-1299
investor.relations@innophos.com